                                                                    EXHIBIT 99.2

PRESS RELEASE


                                         Contact:  Bill Foust       Paul Roberts
                                                   770-569-4203     770-569-4277



             SCHWEITZER-MAUDUIT ANNOUNCES THIRD QUARTER 2003 RESULTS
                             AND QUARTERLY DIVIDEND

       NET INCOME OF $10.5 MILLION AND DILUTED EARNINGS PER SHARE OF $.70



Alpharetta, GA, October 30, 2003.

SUMMARY OF RESULTS
(Amounts in Millions, Except Per Share Amounts)


                                                     2003                       2002
                                          ----------------------     ----------------------
                                          Third Quarter      YTD     Third Quarter      YTD
Net Sales                                  $   142.1     $   419.5     $   132.7     $   380.6
Operating Profit                           $    15.2     $    38.1     $    15.3     $    45.4
Net Income                                 $    10.5     $    24.1     $     8.7     $    25.6
Earnings Per Share - Diluted               $     .70     $    1.60     $     .57     $    1.68
Average Shares - Diluted                        15.1          15.1          15.2          15.2

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that third quarter net income was $10.5 million compared with net income of $8.7 million in the third quarter of 2002, an increase of 21 percent. Diluted earnings per share were $.70 compared with diluted earnings per share of $.57 in the prior-year quarter, a 23 percent increase.

THIRD QUARTER 2003 RESULTS

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that, "Schweitzer-Mauduit's operating profit for the third quarter of 2003 was essentially at the prior-year level. Operating results were unfavorably impacted by increases in wood pulp, purchased energy and labor expenses and nonrecurring items in cost of products sold. These negative factors were largely offset by increased sales and production volumes, higher average selling prices and the absence of strike-related costs incurred during the prior-year quarter. A lower effective income tax rate and a decline in interest expense, partially offset by lower other income, contributed to the year-over-year improvement in diluted earnings per share."

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Net sales were $142.1 million for the quarter compared with $132.7 million in the same period a year ago, an increase of 7 percent. The improvement in net sales was the result of changes in currency exchange rates which contributed $8.8 million of the net sales gain and higher average selling prices that increased net sales by $2.0 million. Changes in sales volumes had an unfavorable impact on the net sales comparison of $1.4 million. The favorable impact of changes in currency exchange rates reflected the stronger euro and Brazilian real compared with the U.S. dollar.

Total sales volumes increased by 1 percent for the quarter compared with the third quarter of 2002. Sales volumes in the United States improved by 3 percent, primarily attributable to increased sales of commercial and industrial papers. Sales volumes in France improved by less than 1 percent, as a result of gains in the sale of tobacco-related papers. Sales volumes for the Brazilian business declined by 4 percent, with a decrease in the sales of tobacco-related papers.

Operating profit was $15.2 million for the quarter, down $100,000 from the $15.3 million operating profit for the third quarter of 2002.

The average per ton list price of northern bleached softwood kraft pulp in the United States was $550 per metric ton in the third quarter of 2003 compared with $510 per metric ton in the third quarter of 2002. The increase in per ton wood pulp costs increased the Company's operating expenses by $1.3 million compared with the prior-year quarter. Purchased energy costs increased by $600,000 compared with the third quarter of 2002, with higher energy costs experienced in each of our business units related primarily to higher natural gas and fuel oil costs.

During the third quarter of 2003, pre-operating expenses totaling $500,000 were incurred related to the new reconstituted tobacco leaf production line in France. In addition, the U.S. business incurred $800,000 in costs related to the removal of decommissioned underground storage tanks. During the third quarter of 2002, the Company incurred an unfavorable pre-tax impact of approximately $2 million related to a strike of its hourly employees at its Spotswood, New Jersey paper mill.

Nonmanufacturing expenses were $100,000 higher than in the prior-year quarter, as increased selling expenses in France were largely offset by a decline in research and general expenses.

Operating profit in Brazil declined by $1.2 million compared with the third quarter of 2002, attributable to lower production and sales volumes and higher wood pulp, purchased energy and material expenses, partially offset by higher average selling prices. Operating profit for the French businesses was $300,000 more than in the prior-year quarter as a result of increased production and sales volumes, higher average selling prices and improved mill operations, largely offset by increased wood pulp, purchased energy and labor expenses and pre-operating expenses related to the new reconstituted tobacco leaf production line. Operating profit for the United States was $400,000 higher than in the third quarter of 2002, as a result of increased sales volumes, lower nonmanufacturing expenses and the absence of the prior-year strike-related costs. These positive factors in the United States were partially offset by increased wood pulp, purchased energy and labor expenses and underground storage tank removal costs.

Interest expense was $500,000 less than the prior-year quarter as a result of lower interest rates and interest capitalized to capital projects. Other income was $500,000 unfavorable compared with the third quarter of 2002, primarily attributable to a decline in foreign currency gains.

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The effective income tax rate was 22.7 percent for the quarter, compared with
34.2 percent in the third quarter of 2002. The current quarter's effective income tax rate was lower primarily due to a reduction in valuation allowances on deferred income tax assets resulting largely from changes in estimates of the Company's ability to utilize foreign tax credits in the United States. These changes were the result of implementing certain U.S. tax elections, including the conversion from Last-In, First-Out (LIFO) to First-In, First-Out (FIFO) inventory valuation for tax purposes. The Company's ongoing effective income tax rate is expected to be approximately 30 percent in the fourth quarter of 2003 and in 2004.

YEAR-TO-DATE RESULTS

During the first nine months of 2003, net sales were $419.5 million, a 10 percent increase compared with 2002. Changes in currency exchange rates, primarily related to a stronger euro versus the U.S. dollar, increased net sales by $30.5 million. Total sales volumes increased by 2 percent compared with the prior year, contributing $5.0 million to the net sales improvement. Sales volumes for the French businesses increased by 3 percent, U.S. sales volumes increased by 2 percent and sales volumes for the Brazilian business declined by 3 percent. Higher average selling prices increased net sales by $3.4 million during the first three quarters of 2003.

Operating profit for the first nine months of 2003 totaled $38.1 million, a $7.3 million, or 16 percent, decrease from $45.4 million in the comparable prior-year period. Year-to-date operating profit in 2003 was unfavorably affected by increased wood pulp, purchased energy, labor and nonmanufacturing expenses. In addition, pre-operating expenses totaling $1.2 million related to the new reconstituted tobacco leaf production line in France were incurred in 2003, as well as $800,000 in costs related to the removal of underground storage tanks in the United States. These unfavorable factors were partially offset by the impacts of increased sales volumes, higher average selling prices and the absence of approximately $3 million in strike-related costs incurred during the prior year. Interest expense was $1.3 million lower during the first nine months of 2003 compared with the prior-year period. Other income was $2.1 million unfavorable compared with the prior year as a result of foreign currency losses and lower interest income. The effective income tax rate was 23.4 percent for the first nine months of 2003 compared with 34.2 percent for the prior-year period.

Year-to-date net income in 2003 was $24.1 million compared with net income of $25.6 million in the first nine months of 2002. Diluted earnings per share were $1.60 for the first nine months of 2003 compared with $1.68 for the prior-year first nine months.

CASH FLOW ITEMS AND QUARTERLY DIVIDEND

Capital spending was $34.2 million during the third quarter of 2003 compared with $9.2 million during the prior-year quarter. Year-to-date 2003 capital spending was $61.2 million, compared with $17.3 million for the first nine months of 2002. Capital spending for the new reconstituted tobacco leaf production line in France totaled $28.2 million during the third quarter of 2003 and $45.2 million year-to-date. Capital spending for this project totaled $4.3 million during the first nine months of 2002, with $3.9 million of the spending occurring during the third quarter.

During the third quarter of 2003, excellent progress continued on the project to install the new reconstituted tobacco leaf production line at the LTR Industries S.A. mill in Spay, France. In response to market requirements, this project has been accelerated and start-up is expected to occur during the fourth quarter of 2003. Capital spending for the new reconstituted tobacco leaf


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


production line is projected to total approximately $60 million in 2003, with a total capital cost of this project of approximately $70 million.

During the second quarter of 2003, the Company's new cigarette paper manufacturing strategy was announced. In support of this strategy, $10.5 million of capital will be spent to rebuild an idle cigarette paper machine and supporting equipment at Schweitzer-Mauduit do Brasil and $4.3 million of capital spending will be incurred to rebuild a cigarette paper machine at the Company's Spotswood paper mill. These capital projects will be completed by the end of 2004. Capital spending of $500,000 has been incurred to-date related to these two projects.

Including capital spending necessary to implement the new cigarette paper manufacturing strategy and to install the new reconstituted tobacco leaf production line, the Company's capital spending is expected to be approximately $90 million in 2003 and $35 million in 2004.

Earlier this month, Schweitzer-Mauduit announced that an agreement has been finalized whereby one of its subsidiaries will acquire a specialty paper manufacturer located in Indonesia for a purchase price of $8.5 million, subject to working capital adjustments. The transaction is subject to governmental approvals and is expected to close within the next 90 days.

During the third quarter of 2003, Schweitzer-Mauduit did not repurchase any shares of its common stock. During the first nine months of the year, 221,700 shares of the Company's common stock were repurchased at a total cost of $5.1 million.

Schweitzer-Mauduit also announced a quarterly common stock dividend of $.15 per share. The dividend will be payable on December 15, 2003 to stockholders of record on November 17, 2003.

BUSINESS COMMENTS

Mr. Deitrich added, "We continue to consider 2003 a transition year for Schweitzer-Mauduit. The increase in reconstituted tobacco leaf production capacity, the new cigarette paper manufacturing strategy, the acquisition in Indonesia and anticipated increased sales of reduced ignition propensity cigarette paper are expected to benefit 2004 and subsequent periods. We still expect diluted earnings per share for 2003 to be in the range of $2.05 to $2.15. We also anticipate diluted earnings per share for 2004 to increase by at least 10 percent compared with the range of earnings projected for 2003, largely driven by the benefits of the new reconstituted tobacco leaf production capacity.

"We continue to face various cost pressures, although we were able to successfully offset increased costs during the third quarter. Higher wood pulp, purchased energy, labor rate, pension and insurance expenses continue to be incurred by our businesses. With the start-up of the new reconstituted tobacco leaf production capacity during the fourth quarter, the additional profit contribution projected from added reconstituted tobacco leaf sales volumes in that quarter is expected to more than offset anticipated pre-operating and start-up costs during the quarter. Per ton wood pulp costs are expected to be somewhat higher in the fourth quarter than in the third quarter of the year.

"The Company did not have significant production or sales of reduced ignition propensity cigarette paper during the third quarter as cigarette manufacturers have not yet finalized their plans for the use of these products. During the quarter, the State of New York announced new proposed fire safety standards for cigarettes. The comment period for these proposed standards

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is scheduled to end in early November. These proposed standards call for implementation 180 days after they are issued. Our expectation is that this may result in increased sales of reduced ignition propensity cigarette papers beginning in the second or third quarters of 2004. We continue our efforts to support our customers' plans and requirements for cigarette papers used to meet these anticipated fire safety standards for cigarettes."

Schweitzer-Mauduit will hold a conference call to review third quarter 2003 results with investors and analysts at 10:30 a.m. eastern time on Thursday, October 30, 2003. The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil and Canada. For further information, please visit the Company's Web site at www.schweitzer-mauduit.com.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements," generally identified by phrases such as the Company "expects" or "anticipates" or words of similar effect, within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based on information currently available to the Company and are based upon management's expectations and beliefs concerning future events and factors impacting the Company, including sales and production volumes, selling prices, pre-operating and start-up costs, banded and print banded cigarette paper sales volumes, the Indonesian acquisition, benefits of the new reconstituted tobacco leaf production capacity, pulp, energy, pension and insurance expenses and capital spending. There can be no assurances that such factors or future events will occur as anticipated or that the Company's results will be as estimated. Many factors outside the control of the Company could also impact the realization of such estimates. Such factors are discussed in more detail in the Company's latest filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reasons, after the date of this news release.

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


  Unaudited                                                  2003                    2002                       Change
------------------------------------------------------------------------------------------------------------------------
Net Sales                                                $        142.1         $        132.7            +         7.1 %
Cost of products sold                                             114.8                  105.4            +         8.9
                                                         --------------         --------------
Gross Profit                                                       27.3                   27.3                       --
Selling expense                                                     5.5                    4.9            +        12.2
Research expense                                                    1.7                    2.0            -        15.0
General expense                                                     4.9                    5.1            -         3.9
                                                         --------------         --------------
Operating Profit                                                   15.2                   15.3            -         0.7
Interest expense                                                    0.3                    0.8            -        62.5
Other income, net                                                   0.5                    1.0            -        50.0
                                                         --------------         --------------
Income Before Income Taxes and

     Minority Interest                                             15.4                   15.5            -         0.6
Provision for income taxes (See Note 1)                             3.5                    5.3            -        34.0
                                                         --------------         --------------
Income Before Minority Interest                                    11.9                   10.2            +        16.7
Minority interest in earnings of subsidiaries                       1.4                    1.5            -         6.7
                                                         --------------         --------------
Net Income                                               $         10.5         $          8.7            +        20.7 %
                                                         ==============         ==============
Net Income Per Share:
     Basic                                               $         0.71         $         0.58            +        22.4 %
                                                         ==============         ==============

     Diluted                                             $         0.70         $         0.57            +        22.8 %
                                                         ==============         ==============

Dividends Declared Per Share                             $         0.15         $         0.15
                                                         ==============         ==============

Average Common Shares Outstanding:
     Basic                                                   14,688,100             14,879,500
                                                         ==============         ==============

     Diluted, including Common Share Equivalents             15,080,600             15,196,600
                                                         ==============         ==============


See Note to Unaudited Financial Summaries

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     Unaudited                                                     2003                2002                Change
---------------------------------------------------------------------------------------------------------------------
Net Sales                                                $        419.5          $        380.6           +    10.2 %
Cost of products sold                                             341.9                   298.9           +      14.4
                                                         --------------          --------------
Gross Profit                                                       77.6                    81.7           -       5.0
Selling expense                                                    16.6                    14.8           +      12.2
Research expense                                                    5.9                     5.5           +       7.3
General expense                                                    17.0                    16.0           +       6.3
                                                         --------------          --------------
Operating Profit                                                   38.1                    45.4           -      16.1
Interest expense                                                    1.6                     2.9           -      44.8
Other income, net                                                  (0.2)                    1.9                  N.M.
                                                         --------------          --------------
Income Before Income Taxes and
     Minority Interest                                             36.3                    44.4           -      18.2
Provision for income taxes (See Note 1)                             8.5                    15.2           -      44.1
                                                         --------------          --------------
Income Before Minority Interest                                    27.8                    29.2           -       4.8
Minority interest in earnings of subsidiaries                       3.7                     3.6           +       2.8
                                                         --------------          --------------
Net Income                                               $         24.1          $         25.6           -     5.9 %
                                                         ==============          ==============

Net Income Per Share:
     Basic                                               $         1.63          $         1.72           -     5.2 %
                                                         ==============          ==============

     Diluted                                             $         1.60          $         1.68           -     4.8 %
                                                         ==============          ==============



Dividends Declared Per Share                             $         0.45          $         0.45
                                                         ==============          ==============


Average Common Shares Outstanding:
     Basic                                                   14,752,200              14,840,400
                                                         ==============          ==============

     Diluted, including Common Share Equivalents             15,107,100              15,228,100
                                                         ==============          ==============


N.M. - Not Meaningful

See Note to Unaudited Financial Summaries

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)


                                                          September 30,      December 31,
     Unaudited                                                2003             2002
-----------------------------------------------------------------------------------------
       ASSETS

Cash and cash equivalents                                    $    7.5         $   15.3
Accounts receivable                                              84.5             69.4
Inventories                                                      78.0             74.1
Other current assets                                              9.8              7.5
Net property, plant and equipment                               369.3            307.3
Deferred charges and other assets                                23.9             17.6
                                                             --------         --------
       Total Assets                                          $  573.0         $  491.2
                                                             ========         ========

       LIABILITIES & STOCKHOLDERS' EQUITY
Short-term debt and current
   portion of long-term debt                                 $   25.8         $    9.9
Other current liabilities                                       129.3            108.1
Long-term debt                                                   54.8             37.4
Noncurrent deferred income tax liabilities                       23.8             17.0
Noncurrent deferred revenue                                      44.2             48.0
Noncurrent pension and other postretirement benefits             42.8             47.3
Other noncurrent liabilities                                     15.3             12.6
Minority interest                                                 7.9             13.4
Stockholders' equity                                            229.1            197.5
                                                             --------         --------
       Total Liabilities and Stockholders' Equity            $  573.0         $  491.2
                                                             ========         ========


SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS)


     Unaudited                                          2003              2002
---------------------------------------------------------------------------------------------------------
Net income                                            $   24.1          $   25.6
Depreciation and amortization                             22.2              19.8
Amortization of deferred revenue                          (4.1)             (4.2)
Deferred income tax provision                              1.3               6.5
Minority interest in earnings of subsidiaries              3.7               3.6
Other items                                               (3.8)             (2.3)
Net changes in operating working capital                   1.3              (3.6)
                                                      --------          --------
       Cash Provided by Operations                        44.7              45.4
                                                      --------          --------

Capital spending                                         (61.2)            (17.3)
Capitalized software costs                                (2.9)             (0.8)
Other investing                                            2.7              (4.7)
                                                      --------          --------
       Cash Used for Investing                           (61.4)            (22.8)
                                                      --------          --------

Cash dividends paid to SWM stockholders                   (6.7)             (6.7)
Cash dividends paid to minority owners                   (10.4)               --
Purchases of treasury stock                               (5.1)               --
Changes in debt                                           30.7             (51.9)
Other financing                                            0.4               1.8
                                                      --------          --------
       Cash Provided by (Used for) Financing               8.9             (56.8)
                                                      --------          --------

Decrease in Cash and Cash Equivalents                 $   (7.8)         $  (34.2)
                                                      ========          ========


See Note to Unaudited Financial Summaries

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                     SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
                      NOTE TO UNAUDITED FINANCIAL SUMMARIES


(1) In the second quarter of 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets. These adjustments were recorded as a result of changes in the Company's expectations as to the realization of such assets due to the final settlement in the second quarter of prior-period tax audit assessments in the Company's French operations and changes in estimates of its U.S. income tax situation. The net of these adjustments reduced the provision for income taxes, benefiting second quarter net income by $1.7 million, or $.11 per share.


       In the third quarter of 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets. These adjustments were largely a result of changes in estimates of the Company's ability to utilize foreign tax credits in the United States. These changes were the result of implementing certain U.S. tax elections, including the conversion from Last-In, First-Out (LIFO) to First-In, First-Out (FIFO) inventory valuation for tax purposes. These adjustments reduced the provision for income taxes, benefiting third quarter net income by $1.0 million, or $.07 per share.

                                       ###